STOCK PURCHASE AGREEMENT

                                 by and between

                                   NMC CORP.,

                                       and

               UNITED STATES LEAD TESTING & REMOVAL SERVICE, INC.







                            Dated as of June 30, 1997



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                                TABLE OF CONTENTS

ARTICLE 1....................................................................-1-
       PURCHASE AND SALE OF SHARES...........................................-1-
       1.1    Purchase of Shares.............................................-1-
       1.2    Purchase Price.................................................-1-
       1.3    Closing; Deliveries............................................-2-
       1.4    Closing Date...................................................-2-

ARTICLE 2....................................................................-2-
       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................-2-
       2.1    Organization and Qualification.................................-2-
       2.2    Capitalization; Ownership......................................-2-
       2.3    Subsidiaries and Affiliates....................................-3-
       2.4    Options or Other Rights........................................-3-
       2.5    Validity and Execution of Agreement............................-3-
       2.6    No Conflict....................................................-3-
       2.7    Books and Records..............................................-3-
       2.8    Certificate of Incorporation and By-Laws.......................-3-
       2.9    Financial Statements...........................................-4-
       2.10   Undisclosed Liabilities........................................-4-
       2.11   No Material Adverse Change.....................................-4-
       2.12   Tax Matters....................................................-4-
       2.13   Litigation.....................................................-5-
       2.14   Contracts and Other Agreements.................................-5-
       2.15   Real Estate....................................................-7-
       2.16   Transactions with Affiliates...................................-7-
       2.17   Accounts Receivable; Inventory and Accounts Payable............-8-
       2.18   Compensation Arrangements; Officers, Directors and Employees...-8-
       2.19   ERISA..........................................................-8-
       2.21   Tangible Property.............................................-10-
       2.22   Intangible Property...........................................-11-
       2.23   Environmental Matters.........................................-11-
       2.24   Employee Relations............................................-12-
       2.25   Insurance.....................................................-12-
       2.26   Licenses and Permits..........................................-12-
       2.27   Compliance with Laws..........................................-13-
       2.28   Banks and Proxies.............................................-13-
       2.29   Brokers.......................................................-13-
       2.30   Disclosure....................................................-13-

ARTICLE 3...................................................................-13-
       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................-13-
       3.1    Validity and Execution of Agreement...........................-13-

       3.2    No Conflict...................................................-14-
       3.3    Brokers.......................................................-14-
       3.4    Disclosure....................................................-14-
       3.5    Investment Intent.............................................-14-

ARTICLE 4...................................................................-14-
       PRE-CLOSING COVENANTS................................................-14-
       4.1    Corporate Examinations and Investigations.....................-14-
       4.2    Conduct of Business...........................................-15-
       4.3    Preservation of Business......................................-15-
       4.4    Other Agreements..............................................-15-
       4.5    Agreements with Creditors.....................................-16-

ARTICLE 5...................................................................-16-
       CONDITIONS PRECEDENT TO THE CLOSING..................................-16-
       5.1    Conditions Precedent to the Obligations of the Purchaser to
       Complete the Closing.................................................-16-
       5.2    Conditions Precedent to the Obligations of the Company to Complete
       the Closing..........................................................-17-

ARTICLE 6...................................................................-17-
       POST-CLOSING COVENANTS...............................................-17-
       6.1    Further Information...........................................-17-
       6.2    Record Retention..............................................-18-
       6.3    Transfer Taxes................................................-18-
       6.4    Post-Closing Assistance.......................................-18-
       6.5    Corporate Governance..........................................-18-
       6.6    Option........................................................-19-
       6.7    Use of Proceeds...............................................-19-

ARTICLE 7...................................................................-19-
       SURVIVAL; INDEMNIFICATION............................................-19-
       7.1    Survival of Representations and Warranties....................-19-
       7.2    Company's Indemnity...........................................-19-
       7.3    Purchaser's Indemnity.........................................-20-
       7.4    Method of Asserting Claims....................................-20-
       7.5    General Provisions............................................-22-

ARTICLE 8...................................................................-22-
       TERMINATION OF AGREEMENT.............................................-22-
       8.1    Termination...................................................-22-
       8.2    Survival After Termination....................................-23-

ARTICLE 9...................................................................-23-
       MISCELLANEOUS........................................................-23-
       9.1    Certain Definitions...........................................-23-
       9.2    Expenses......................................................-27-
       9.3    Further Assurances............................................-27-
       9.4    Notices.......................................................-27-
       9.5    Publicity.....................................................-28-
       9.6    Entire Agreement..............................................-28-
       9.7    Waivers and Amendments........................................-28-
       9.8    Governing Law.................................................-29-
       9.9    Binding Effect; No Assignment.................................-29-
       9.10   Variations in Pronouns........................................-29-
       9.11   Counterparts..................................................-29-
       9.12   Exhibits and Schedules........................................-29-
       9.13   Effect of Disclosure on Schedules.............................-29-
       9.14   Headings......................................................-29-
       9.15   Severability of Provisions....................................-29-

                                    EXHIBITS

EXHIBIT A-1           Opinion of Counsel to the Company
EXHIBIT A-2           Opinion of Counsel to the Purchaser
EXHIBIT B-1           Closing Certificate of the Company
EXHIBIT B-2           Closing Certificate of the Purchaser

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               STOCK PURCHASE AGREEMENT, dated as of June 30, 1997, by and among
NMC CORP., a Delaware corporation having an address at 477 Madison Avenue, New York, NY 10022 (the "Purchaser") and UNITED STATES LEAD TESTING & REMOVAL SERVICE, INC., a New York corporation having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771 (the "Company") and with respect to Article 7, JOSEPH CASHA having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771; MARK MITCHELL having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771 and CHRISTOPHER CORTESE having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771.

               WHEREAS, the Company wishes to sell, and the Purchaser wishes to purchase, the Shares, as hereinafter defined, on the terms and subject to the conditions hereinafter set forth;

               WHEREAS, capitalized terms used herein which are otherwise not defined shall have the meanings set forth in Section 9.1 hereof;

               NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Purchaser and the Company hereby agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

        1.1 Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, ____________ of the shares of the Company's Common Stock, .001 par value, free and clear of all Liens, which shares represent 80% of the Common Stock outstanding, assuming the exercise of all outstanding options, warrants and conversion rights.


        1.2 Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be $2,000,000. The Purchase Price shall be payable as follows:
$500,000 on the Closing Date and the balance of $1,500,000 (the "Escrow Funds") shall be placed in escrow with Lane & Mittendorf LLP (the "Escrow Agent"), pursuant to a separate escrow agreement (the "Escrow Agreement"). The Escrow Agreement shall provide that the Escrow Funds shall be released as follows:
$600,000 shall be released from the Escrow Funds three months from the Closing Date, $500,000 shall be released from the Escrow Funds six months from the Closing Date and $400,000 shall be released from the Escrow Funds, (x) upon the earlier of nine months from the Closing Date or (y) when such amount is required to be advanced by the Company pursuant to the Preferred Alliance Agreement between the Company and HFS Incorporated provided that (i) the Company's results of operations are in accordance with the Company's financial projections annexed hereto as Schedule 1.2, as reasonably determined by they Purchaser and (ii) the Company's Liabilities, as hereinafter defined, as of the Closing Date do not exceed $200,000. In the event that the balance of the Purchase Price is not delivered to the Company from the Escrow Funds, as a result of the Company's failure to meet the requirements of the proviso in the preceding sentence, then the Company shall have the right to redeem the Shares from the Purchaser at an amount equal to the Purchase Price paid to the Company plus interest at the prime rate of Citibank, N.A. plus 2% upon ten (10) days written notice for a period of one year from the Closing Date.

               (a) Bridge Loan. The Purchaser agrees to lend the Purchaser $50,000, in accordance with the promissory note (the "Note") annexed hereto as
Schedule 1.2(a). Upon the closing of the transactions contemplated hereby the principal amount and the accrued interest on the Note shall be credited against the portion of the Purchase Price payable on the Closing Date.

        1.3    Closing; Deliveries.  At the Closing

               (a) The Purchaser shall deliver to the Company (i) the aggregate Purchase Price, (ii) a written consent, effective on the Closing Date, by the Purchaser electing as directors and officers of the Company those persons designated by the Company and the Purchaser pursuant to Section 6.5, and (iii) the certificates, opinions and other agreements and instruments contemplated by
Section 5.1.

               (b) The Company shall deliver to the Purchaser (i) a certificate or certificates evidencing the Shares and (ii) the certificates, opinions and other agreements and instruments contemplated by Section 5.2.

        1.4 Closing Date. The consummation of the purchase and sale of the Shares (the "Closing") shall be held at 10:00 a.m. at the offices of Lane & Mittendorf LLP, New York, New York, on August 31, 1997, or such other time and date as shall be mutually agreed to by the parties (such date and time of the Closing being herein referred to as the "Closing Date"); provided, however, that the Closing Date shall not be later than August 31, 1997 without the consent of the Purchaser.


                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

        2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and as proposed to be conducted. The Company is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary.

        2.2 Capitalization; Ownership. The authorized capitalization of the Company consists of 10,000,000 shares of common stock, par value $.001 per share, of which 4,856,001 shares are issued and outstanding.

        2.3 Subsidiaries and Affiliates. Except as described on Schedule 2.3, the Company does not own, directly or indirectly, any capital stock of, or any other interest in, any other Person.

        2.4 Options or Other Rights. Except as described on Schedule 2.4, no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of the Company, whether upon conversion of other securities or otherwise, are outstanding and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

        2.5 Validity and Execution of Agreement. The Company has the full legal right, capacity and power required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

        2.6 No Conflict. Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws of the Company; (b) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of the Company or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Company is a party or by which it or any of its respective properties or assets may be bound or affected; or (c) violate or conflict with any provision of any Law or Order applicable to the Company or require any consent or approval of or filing or notice with any Governmental or Regulatory Body.

        2.7 Books and Records. Each of the Books and Records of the Company as supplied to the Purchaser is true, correct, complete and current in all material respects and, as applicable, accurately reflects all actions taken by the shareholders and the board of directors of the

Company, and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be.

        2.8 Certificate of Incorporation and By-Laws. The Company has heretofore delivered to the Purchaser true, correct and complete copies of the Certificate of Incorporation (certified by the Secretary of State of New York and By-Laws (certified by the secretary of the Company) of the Company as in full force and effect on the date hereof.

        2.9    Financial Statements.

               (a) The audited statements of income of the Company for the year ended December 31, 1995, and the audited balance sheet of the Company as of December 31, 1996, and the related audited statements of income for the year then ended (the "1996 Financial Statements"), true and complete copies of which shall be delivered to the Purchaser prior to the Closing Date, present fairly, in all material respects, the financial position of the Company as at such date and the results of operations of the Company for the years then ended, in accordance with GAAP consistently applied for the periods covered thereby.

               (b) The unaudited balance sheet of the Company as of June 30, 1997 and the related statements of income for the period then ended (the
"Interim Financial Statements"), true and complete copies of which have heretofore been delivered to the Purchaser, present fairly, in all material respects, the financial position of the Company as of such date and the results of operations of the Company for the period then ended, in each case in accordance with GAAP consistently applied for the three-month period covered thereby.

        2.10 Undisclosed Liabilities. The Company does not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (all of the foregoing being collectively referred to as "Liabilities" and individually as a "Liability"), of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the Interim Financial Statements. The Company does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (a) Liabilities incurred since March 31, 1997 in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, or a pending claim or lawsuit), and fully reflected as Liabilities on the Company's Books and Records, none of which individually or in the aggregate, is material to the business, operations, income, condition (financial or otherwise), assets or properties of the Company or (b) Liabilities disclosed and reflected as liabilities on the Interim Financial Statements.

        2.11 No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the business, operations, income or condition (financial or otherwise), assets or properties of the Company, nor is any such change threatened, nor has there been any damage, destruction or loss which could reasonably be expected to have a Material Adverse Effect on the Company, whether or not covered by insurance.

        2.12 Tax Matters. Except as set forth in Schedule 2.12, all Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Company have been duly and timely filed; the Company has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which the Company is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. Except as set forth in
Schedule 2.12, there are no tax liens upon any of the assets or properties of the Company except for liens for Taxes not yet due. No property of the Company is property that the Purchaser will be required to treat as being owned by another Person pursuant the provision of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168. Except as described in
Schedule 2.12, the Company is not a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a "Settlement Agreement") and the Company does not have any obligation to make payments under any Settlement Agreement.

        2.13 Litigation. Except as set forth in Schedule 2.13, there are no outstanding Orders by which the Company, or any of its securities, assets, properties or businesses are bound, and there is no Action or Proceeding pending or, to the knowledge of the Company, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Company or any of its assets, properties or businesses, nor are there any facts which are likely to give rise to any such Action or Proceeding which if adversely decided, would have a Material Adverse Effect on the Company.

        2.14 Contracts and Other Agreements. Schedule 2.14 sets forth all of the following types of contracts and other agreements (whether written or oral, express or implied) to which the Company is a party or by or to which the Company, or its assets, properties or businesses, is bound or subject (collectively, the "Material Contracts"):

               (a)    franchise agreements;

               (b) contracts and other agreements with any current or former officer, director, employee, consultant, agent, other representative of the Company or any affiliate of the Company;

               (c) contracts and other agreements with any labor union or association representing any employee;

               (d) contracts and other agreements for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase any of their assets or properties, in each case in an amount exceeding $5,000;

               (e)    joint venture and partnership agreements;

               (f) material contracts under which the Company agrees to indemnify any Person;

               (g) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring the Company to pay regardless of whether products or services are received, in each case in an amount exceeding $5,000;

               (h) contracts and other agreements not cancelable without penalty by the Company on ninety (90) or fewer days' notice calling for an aggregate purchase price or payments to or from the Company in any one year of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

               (i) contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements, in each case involving an amount in excess of $5,000;

               (j) contracts and other agreements containing obligations or liabilities of any kind to holders of any securities issued by the Company to register any of such securities under any federal or state securities laws;

               (k) contracts and other agreements containing covenants of the Company or any officer or employee of the Company pertaining to the right to compete or not compete in any line of business or similarly restricting their ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with the Company in any line of business or restricting its ability to conduct business or in any geographical area;

               (l) contracts and other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

               (m) contracts and other agreements not cancelable without penalty by the Company on ninety (90) or fewer days' notice requiring the payment by or to the Company of a royalty, override or similar commission or fee of more than $5,000 per annum;

               (n) contracts and other agreements not cancelable without penalty by the Company on ninety (90) or fewer days' notice relating to the sale or marketing of any products sold, distributed or marketed by the Company and involving an amount in excess of $5,000;

               (o) contracts and other agreements relating to the borrowing of money, creation of Liens, or the guarantee of the payment of liabilities or performance of obligations to the Company by any other Person;

               (p) any stockholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the common stock or other equity interests of the Company;

               (q) contracts and other agreements relating to data processing or the provision of other services which are not cancelable without penalty in ninety (90) or fewer days' notice; and

               (r) any other contract and other agreement relating to the business of the Company and all any other contract and other agreement made outside the ordinary course of business relating to the Company in each case involving an amount in excess of $5,000.

        True and complete copies of all of the Material Contracts have been delivered to Purchaser. All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Company, the other parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and
(ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and the Company has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Company, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as set forth on
Schedule 2.14 under the heading "Required Consents/Contracts," no approval or consent of any Person is needed for any of the Material Contracts to continue to be in full force and effect, and all of the Company's rights under such Material Contracts will be in full force and effect following consummation of the transactions contemplated by this Agreement.

        2.15 Real Estate. The Company does not own, beneficially or of record, any real property. Schedule 2.15 sets forth a true, correct and complete list and description of (and the Purchaser has received true and complete copies) of all real property leased by the Company.

The Company is the lessee under the leases or holder of the options, as the case may be, of each of the items disclosed on Schedule 2.15. Except as set forth in
Schedule 2.15, there is no default by the Company under any of such real property leases, nor, to the knowledge of the Company, are there any facts or circumstances which, with the passage of time or giving of notice, or both, would constitute a default by the Company under any of the real property leases or give any of the landlords thereunder the right to terminate any such real property leases.

        2.16 Transactions with Affiliates. Except as disclosed on Schedule 2.16, no director, officer, shareholder or Affiliate of the Company or Affiliate of such director, officer or shareholder has: (a) borrowed money from or loaned money to the Company which remains outstanding; (b) had any contractual or other claim, express or implied, of any kind whatsoever against the Company; (c) had any interest in any property or assets used by the Company in the business of the Company; (d) engaged in any other transaction with the Company or (e) owned, directly or indirectly, any interest in (except not more than five percent (5%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company.

        2.17 Accounts Receivable; Inventory and Accounts Payable. All accounts receivable reflected on the balance sheet of the Company included in the 1996 Financial Statements, and all accounts receivable arising subsequent to December 31, 1996, (a) have arisen from bona fide sales transactions in the ordinary course of business on ordinary trade terms and (b) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim. The Company has made payments on accounts payable and other current obligations arising subsequent to December 31, 1996, in accordance with past practice of the business of the Company.

        2.18  Compensation  Arrangements;  Officers,  Directors  and  Employees.
Schedule 2.18 sets forth: (a) the name of all present officers, directors and employees of the Company and current annual salary, including any promised, expected or customary bonus or such other amount, and (b) the names and titles of all directors and officers of the Company. The Company has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule
2.18. To the knowledge of the Company, none of such Persons has made a threat to the Company to terminate such Person's relationship with the Company.

        2.19 ERISA. Except as set forth on Schedule 2.19, there are no Plans maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of the Company, or their dependents or their beneficiaries, or otherwise, now or heretofore contributed to by the Company, and no such Plan is or has ever been subject to ERISA.

        2.20 Operations. Except as expressly authorized by this Agreement, from December 31, 1996 through the date hereof, the Company has not, and from the date hereof through the Closing Date, shall not have, without the prior written consent of the Purchaser:

               (a) amended its Certificate of Incorporation or By-Laws or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of the business of the Company, except to increase the number of authorized shares of Common Stock;

               (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

               (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

               (d) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the ordinary course of business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

               (e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

               (f) knowingly waived any right of material value to the business of the Company;

               (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncollectible of accounts receivable;

               (h) made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;

               (i) entered into any transactions with any of its Affiliates, shareholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any Affiliate of any shareholder, officer, director, consultant, employee, agent or other representative;

               (j) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or their officers, directors, employees in the ordinary course of business;

               (k) except in the ordinary course of business, (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties other than sales of inventory in the ordinary course of business; or
                      (iv) entered into or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person, in each case or type required to be disclosed pursuant to Section 2.14 hereof;


               (l) except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

               (m) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

               (n) except in the ordinary course of business, paid, directly or indirectly, any of its Liabilities before the same became due in accordance with their terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

               (o) except in the ordinary course of business, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $5,000 individually or in the aggregate;

               (p)    except  in the  ordinary  course  of  business,  made  any
                      capital    expenditures   or   commitments   for   capital
                      expenditures in aggregate amount exceeding $5,000; or

               (q) except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 2.14.

        2.21 Tangible Property. Schedule 2.21 sets forth a true, complete and correct list of all categories of tangible personal property with an aggregate value in excess of $5,000, which is material to the business of the Company (other than inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by the Company and material to the business of the Company (collectively, the "Tangible Property") together with a description of all material leases or subleases of Tangible Property to which the Company is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. The Tangible Property is in good operating condition, subject to continued repair and replacement in accordance with past practice, and the Company has not received notice that any of the Tangible Property is in violation of any existing Law or Order. During the past three (3) years there has not been any material interruption of the operations of the Company due to inadequate maintenance of the Tangible Property. Except as set forth on Schedule 2.21 under the heading "Required Consents/Tangible Property," no approval or consent of any Person is needed so that the interest of the Company in the Tangible Property shall continue to be in full force and effect and enforceable by the Purchaser following the transactions contemplated by this Agreement.

        2.22 Intangible Property. Schedule 2.22 sets forth a list of all Intangible Property of the Company which is material to the business of the
Company (other than trade secrets, know-how and goodwill attendant to the Intangible Property and other intellectual property rights not reducible to schedule form), true and complete copies of which have been delivered or made available to the Purchaser. None of the Intangible Property infringes upon the rights of any other Person in any material respect or, to the knowledge of the Company, is so infringed upon by any other Person or its property and the Company has not received any notice of any claim of any other Person relating to any of the Intangible Property or any process or confidential information of the Company and does not know of any basis for any such charge or claim. Except for the Intangible Property, no other material intellectual property or intangible property rights are required for the Company to conduct the business of the Company in the ordinary course consistent with past practice. Except as separately identified on Schedule 2.22 under the heading "Required Consents/Intangible Property," no approval or consent of any Person is needed so that the interest of the Company in the Intangible Property shall continue to be in full force and effect and enforceable by the Company following the transactions contemplated by this Agreement.

        2.23 Environmental Matters. There have not been any activities on or at the Company's facilities at any time during which such facilities were occupied by the Company or any Affiliate or, to the knowledge of the Company, at any time prior thereto involving the use, generation, Treatment, Storage, or Disposal of any Hazardous Substances or Petroleum Products in violation of applicable Environmental Laws, or any Release or threatened Release from any such facilities of any Hazardous Substances or Petroleum Products. The Company is now and has been at all times in material compliance with all Environmental Laws; there are no pending environmental litigation, enforcement actions, administrative orders or notices of violation brought under any Environmental Law concerning the Company's facilities and it does not know of any threats of such litigation, enforcement actions, administrative orders or notices of violation; the Company has not received any request for information, notice of claim, demand or other notification that it may be potentially responsible for any threatened or actual Release of Hazardous Substances or Petroleum Products on any of its facilities at any time during which such facilities were leased or occupied by the Company or any Affiliate or, to the knowledge of the Company, at any time prior thereto; and the Company has all material permits, licenses, orders, approvals, authorizations, concessions or franchises of every governmental authority having jurisdiction under an Environmental Law required to conduct its business substantially as it is currently being conducted. All such permits, licenses, orders, approvals, authorizations, concessions and franchises are in full force and effect, and, to the knowledge of the Company, there is no state of facts or event which could reasonably be expected to form the basis for any revocation or non-renewal of any such permit or authorization.

        2.24 Employee Relations. The Company is not a party to, and there does not otherwise exist, any agreement with any labor organization, collective bargaining or similar agreement with respect to employees of the Company. There are no material complaints, grievances or arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the knowledge of the Company, threatened, involving any employee, applicant for employment, or former employee of the Company against the Company. During the past five (5) years, the Company has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the knowledge of the Company, threatened. To the knowledge of the Company, there are no attempts presently being made to organize any employees employed by the Company.

        2.25 Insurance. Schedule 2.25(a) sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed applicable policy limits, setting forth the aggregate amount paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, unemployment and other insurance held by or on behalf of the Company. The Company is not in default with respect to any material provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. The Company has not received any notice of cancellation or non-renewal of any such policy or binder. The Company has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 2.25(a) will not be available in the future on substantially the same terms as now in effect.

        2.26 Licenses and Permits. Schedule 2.26 sets forth a list of the material government permits, licenses, registrations and other consents and authorizations (federal, state, local and foreign) of any Governmental or Regulatory Body (collectively, "Permits") which the Company has obtained in connection with its assets, properties and business. Except as set forth on
Schedule 2.26 under the heading "Required Consents/Permits," no material Permit is required to be obtained by the Company in connection with its properties or the business of the Company as presently conducted. The Company has not received any notice of any claim of revocation of any such Permit and has no knowledge of any event which would be likely to give rise to such a claim.

        2.27 Compliance with Laws. The Company (a) is in compliance in all material respects with all, and not in violation in any material respect of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that its is in violation in any material respect of, any Law or Order to which the Company or any of its businesses, operations, assets or properties (including the use and occupancy thereof) are subject and
(b) has not failed in any material respect to obtain or to adhere to the requirements of any permit, license, registration and other consent or authorization of any Governmental or Regulatory Body necessary in connection with its assets, properties or business.

        2.28 Banks and Proxies. Schedule 2.28 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by the Company to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Company in matters concerning the business of the Company. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

        2.29 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Purchaser, without the intervention of any other Person on behalf of the Company in such manner as to give rise to any valid claim by any Person against the Company or the Purchaser for a finder's fee, brokerage commission or similar payment.

        2.30 Disclosure. To the knowledge of the Company, neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company as follows:

        3.1 Validity and Execution of Agreement. The Purchaser has the full legal right and power required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

        3.2 No Conflict. Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of the transactions contemplated hereby will: (a) violate or conflict with any provisions of any Law or Order applicable to the Purchaser; or (c) require any consent or approval by or filing or notice with any Governmental or Regulatory Body.

        3.3 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Company without the intervention of any other Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Company for a finder's fee, brokerage commission or similar payment.

        3.4 Disclosure. To the knowledge of the Purchaser, none of the representations, warranties or covenants contained in this Agreement, nor in any Schedule or Exhibit hereto, made by the Purchaser, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

        3.5 Investment Intent. The Purchaser is acquiring the Shares for its own account, and not with any present intention of distributing or selling the Shares or any part thereof. The Shares shall be subject to the following legend:


        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT

        THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM
        REGISTRATION.


                                    ARTICLE 4

                              PRE-CLOSING COVENANTS

       The Company and the Purchaser hereby covenant and agree as follows:

        4.1 Corporate Examinations and Investigations. At or prior to the Closing Date, the Purchaser shall be entitled to make such investigation of the assets, properties, business and operations of the Company and such examination of the books, records, Tax Returns, financial condition and operations of the Company as the Purchaser may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company shall cooperate fully therein. In order that the Purchaser may have full opportunity to make such a business, accounting and legal review, examination or investigation as they may wish of the business and affairs of the Company, the Company shall furnish to the Purchaser during such period all such information and copies of such documents concerning the affairs of the Company as the Purchaser may reasonably request and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with the Purchaser in connection with such review and examination and to make full disclosure to the Purchaser of all material facts affecting the financial condition and business operations of the Company. Until the Closing and if the Closing shall not occur, thereafter, the Purchaser and its Affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, the Purchaser and its Affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from the Company concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to the Company to keep such information confidential or (c) required by any Law or Order. In the event this transaction does not close for any reason, the Purchaser and its Affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to the Company.

        4.2 Conduct of Business. From the date hereof through the Closing Date, the business of the Company shall be conducted in the ordinary course in the same manner as it has been conducted since December 31, 1996.

        4.3 Preservation of Business. From the date hereof through the Closing Date, the Company shall (i) preserve intact the business, assets, properties and organizations of the Company; (ii) keep available the services of the present officers, employees, consultants and agents of the Company; and (iii) maintain the present suppliers and customers and preserve the goodwill of the Company.

        4.4 Other Agreements. The Company agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other Persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

        4.5 Agreements with Creditors. The Company shall enter into agreements with its creditors prior to the Closing Date, such that the Liabilities of the Company on the Closing Date shall not exceed $200,000.


                                    ARTICLE 5

                       CONDITIONS PRECEDENT TO THE CLOSING

        5.1 Conditions Precedent to the Obligations of the Purchaser to Complete the Closing. The obligations of the Purchaser to enter into and complete the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by the Purchaser:

               (a) Opinion of Counsel. Jeffrey Grant & Associates shall have delivered the opinion of counsel to the Company, substantially in the form of Exhibit A-1 hereto.

               (b) Closing Certificate of the Company. The Company shall have delivered to the Purchaser a certificate signed by an authorized officer of the Company, dated the Closing Date, substantially in the form of Exhibit B-1 hereto.

               (c) Issuance of Shares. The Company shall have executed and delivered to the Purchaser a certificate or certificates evidencing the Shares being acquired by the Purchaser.

               (d) No Litigation. No Action or Proceeding shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby. No order which restrains or prohibits the transactions contemplated hereby shall be in effect and no Governmental or Regulatory Body shall be seeking such an Order or threatening to do so.

               (e) Required Consents. Each of the Required Consents shall have been obtained.

               (f) Approval of Documents. The form and substance of all legal proceedings, documents, or papers used or delivered hereunder by the Company shall be reasonably satisfactory to the Purchaser.

               (g) Agreements with Creditors. The Company shall have entered into the agreements provided for in Section 4.5.

               (h) Employment Agreements. The Company shall have entered into employment agreements satisfactory to the Purchaser with each of Mark Mitchell, Christopher Cortese and Joseph Casha the business terms of which are set forth on Schedule 5.1(h).

               (i)  The  Company  shall  have   delivered  the  1996   Financial
Statements to the Purchaser and the Purchaser shall be satisfied with the 1996 Financial Statements.

        5.2 Conditions Precedent to the Obligations of the Company to Complete the Closing. The obligations of the Company to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Company:

               (a) Opinion of Counsel. Lane & Mittendorf LLP shall have delivered the opinion of counsel to the Purchaser, substantially in the form of Exhibit A-2 hereto.

               (b) Closing Certificate of the Purchaser. The Purchaser shall have delivered to the Company a certificate signed by the Purchaser, dated the Closing Date, substantially in the form of Exhibit B-2 hereto.

               (c)  Delivery  of  Purchase  Price.   The  Purchaser  shall  have
delivered to the Company the portion of the Purchase  Price set forth in Section
1.3 hereof.

               (d) No Litigation. No Action or Proceeding shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby. No order which restrains or prohibits the transactions contemplated hereby shall be in effect and no Governmental or Regulatory Body shall be seeking such an Order or threatening to do so.

               (e) Approval of Documents. The form and substance of all legal proceedings, documents, or papers used or delivered hereunder by the Purchaser shall be reasonably satisfactory to the Company.

                                    ARTICLE 6

                             POST-CLOSING COVENANTS

        The parties  covenant to take the  following  actions  after the Closing
Date:

        6.1 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Company relating to the business of the Company in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) for any other reasonable business purpose.

        6.2 Record Retention. Each party agrees that for a period of not less than five (5) years following the Closing Date, such party shall not destroy or otherwise dispose of any of the Books and Records of the Company relating to the business of the Company in his or its possession with respect to periods prior to the Closing Date. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other party or parties, at the other party's or parties' expense, custody of such Books and Records as such party may intend to destroy.

        6.3 Transfer Taxes. The Company agrees to pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold the Purchaser harmless with respect to such Transfer Taxes. The Company and the Purchaser shall cooperate in filing all necessary documentation and Tax Returns with respect to such Transfer Taxes.

        6.4 Post-Closing Assistance. The Company, on the one hand, and the Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the Company) incurred in providing such assistance. Any information obtained pursuant to this Section 6.4 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

        6.5    Corporate Governance.

               (a) For a period of three years the stockholders of the Company shall have the right to designate three members of the Board of Directors and the Purchaser shall have the right to designate four members of the Board of Directors. Each of the Purchaser and such stockholders shall take such action as may be necessary to accomplish the purposes of this paragraph.

               (b) The Company shall not, without the consent of the Purchaser:

                      (i) sell, transfer, assign or convey, or enter into any agreement or commitment to sell, transfer, convey or assign all or substantially all of the assets of the Company, in any transaction or series of related transactions;

                      (ii) except for the purchase and sale of assets of the Company in the ordinary course of business, the sale, exchange, lease, mortgage, assignment, pledge or other transfer for the purpose of providing security of, or granting a security interest in, any of the assets of the Company; or

                      (iii) incur, renew, refinance or make nonscheduled payments or other similar optional discharge of indebtedness for borrowed money in excess of the aggregate amount of $5,000 during any calendar year by the Company other than in the ordinary course of business.

        6.6 Option. The Company shall grant options to purchase shares of Common Stock to each of the stockholders of record of the Company on July __, 1997. The number of Options granted to the stockholders of the Company shall be equal to 29% of the number of shares of common stock issued and outstanding immediately after the Closing Date. Each stockholder of the Company shall be issued the number of Options equal to aggregate number of Options to be issued multiplied by a fraction the numerator of which is the number of shares of Common Stock held by such stockholder and the denominator of which is the number of shares of Common Stock outstanding immediately preceding the Closing. The Options shall be exercisable commencing thirty (30) days after the period in which the Company has net earnings before income taxes of at least $10,000,000 in any fiscal year or portion thereof (the "Applicable Period"), as determined by the Company's independent certified public accountants, and provided that the Company shall have redeemed the number of shares of Common Stock held by the Purchaser equal to the aggregate number of Options granted to the Company's stockholders. The Purchaser's shares of Common Stock shall be redeemable by the Company at an aggregate purchase price of $2,000,000 plus interest at the prime rate of Citibank, N.A. plus 2%. The shares of Common Stock to be redeemed by the Company shall not be redeemed until after the Company has distributed dividends to its stockholders with respect to the Applicable Period. The Options shall expire ten years from the Closing Date. Prior to the Closing Date, the Company shall adopt an Incentive Stock Option Plan which shall be approved by the Purchaser. The Options to be granted to each of Mark Mitchell, Joseph Casha and

Christopher Cortese, as stockholders of the Company, shall be incentive stock options to the extent permitted under applicable law.

        6.7 Use of Proceeds. The Company shall utilize the Purchase Price in accordance with Schedule 6.7.

                                    ARTICLE 7

                            SURVIVAL; INDEMNIFICATION

        7.1 Survival of Representations and Warranties. The representations and warranties of the Company and the Purchaser contained in this Agreement will survive the Closing.

        7.2    Company's Indemnity.

               (a) Mark Mitchell, Christopher Cortese and Joseph Casha (the "Company Stockholders") agree to indemnify the Purchaser and hold the Purchaser and the Purchaser's Affiliates harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any misrepresentation by the Company or breach of a warranty by the Company in this Agreement, (b) any breach of any covenant or agreement on the part of the Company in this Agreement, or (c) the failure of the Company to reduce the Liabilities of the Company on the Closing Date to $200,000.

               (b)  The  liability  of each of the  Company  Stockholders  under
Section 7.2(a) shall not exceed the lesser of (A) the sum of the fair market value of the securities of the Company held by such Company Stockholder and the proceeds received by such Company Stockholder from the sale of the Company's securities after the date hereof; and (B) the sum of the fair market value of the securities of the Company held by such Company Stockholder and the proceeds received by such Company Stockholder from the sale of the Company's securities after the date hereof, divided by the liability of the Company's Stockholders under Section 7.2(a).

               (c) Notwithstanding anything contained in Section 7.2(b) to the contrary, in the event that the Liabilities of the Company on the Closing Date exceed $200,000, except as otherwise agreed in writing by the Purchaser, then in the event that the Company Stockholders are entitled to a dividend or other distribution from the Company, then such dividend or other distribution shall be contributed by such Company Stockholder to the Company to the extent of the difference between the Liabilities on the Closing Date and $200,000 and the liability of the Company Stockholders shall be limited to the amount of such dividends or other distributions.

                      7.3 Purchaser's  Indemnity.  The Purchaser shall indemnify the Company and hold the Company and the Company's Affiliates harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (and without giving effect to any tax benefit to the indemnified party) (a) any misrepresentation by the Purchaser or breach of any warranty by the Purchaser in this Agreement, (b) any breach of any covenant or agreement on the part of the Purchaser in this Agreement, and (c) all obligations and liabilities arising from the conduct of the business of the Company following the Closing.


        7.4 Method of  Asserting  Claims.  The party  making a claim  under this
Article 7 is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article 7 is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article 7 shall be asserted and resolved as follows:

               (a) In the event that an  Indemnified  Party  becomes  aware of a claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim, identifying the representation or warranty on which such claim is based, the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. If the basis of such claim is a claim or demand by a third party, the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the
selection  of  counsel  by  the  Indemnifying   Party).   If  requested  by  the
Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by either party without the prior written consent of the other party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnifying Party.

               (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

               (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article 7, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

        7.5 General Provisions. The following general provisions shall apply to any claim for indemnification under this Section 7:

               (a) The amount of any claim subject to indemnification shall be determined after taking into account the present value of any tax benefits (net of tax detriments) accruing to the Indemnified Party or any Affiliate as a result of such claim.

               (b) Except as otherwise set forth in this Section 7.5(b), the Purchaser and the Company hereby agree that after the Closing, with respect to any breach, violation or non-fulfillment of or default in the performance of any representation, warranty or covenant of this Agreement for which a right to claim indemnification is provided in this Section 7, a claim or an action under and pursuant to the terms, conditions and limitations of this Section 7 shall be its sole and exclusive right and remedy, and that neither the Purchaser nor the Company shall have any other claim, cause of action, right, or remedy for such breach, violation, non-fulfillment or default based upon this Agreement, any provision of any federal or state securities or other statute, law, rule or regulation or based upon any other cause of action arising at law or in equity; provided, however, that if for any reason a court of competent jurisdiction shall refuse to enforce this provision, and shall permit the Purchaser or the Company to assert any action based other than upon the right to claim indemnification as provided in this Section 7, the Purchaser and the Company agree that the amount of such other claim shall be subject to and limited by the provisions of this Section 7. The provisions of this Section 7.5(b) shall not preclude the prosecution of any action or proceeding based on fraud that, if found to exist, would be sufficient to give rise to the right of rescission with respect to the transactions contemplated hereby.

                                    ARTICLE 8

                            TERMINATION OF AGREEMENT

        8.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

               (a) by the Purchaser, on the one hand, or by the Company, on the other hand, by written notice to the other parties hereto, in the event that the Closing shall not have occurred on or prior to the close of business on August 31, 1997 (unless such event has been caused by a breach of this Agreement by the party seeking such termination); or

               (b) at any time on or prior to the Closing Date, by written consent of the Purchaser and the Company.

        8.2 Survival After Termination. In the event this Agreement is terminated pursuant to Section 8.1, (a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Article 4 relating to the obligation to keep confidential certain information and (b) there shall be no liability on the part of the Company or the Purchaser or their respective Affiliates.

                                    ARTICLE 9

                                  MISCELLANEOUS

        9.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

        "Action or Proceeding" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

        "Affiliate"  with  respect  to  any  Person,   means  any  other  Person
controlling, controlled by or under common control with such Person.

        "Agreement" means this Agreement.

        "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

        "Claim Notice" has the meaning specified in Section 7.4.

        "Closing" has the meaning specified in Section 1.4.

        "Closing Date" has the meaning specified in Section 1.4.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contracts and other agreements" means all executory contracts, agreements, notes understandings, indentures, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or other legally binding arrangements.

        "Disposal" means disposal as defined by RCA and the regulations thereunder.

        "Documents and other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

        "Environmental Laws" means any federal, state or local law, regulation, ordinance or order pertaining to the protection of natural resources, the environment and the health and safety of the public, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.ss.9601 et seq., the Resource Conservation and Recovery Act ("RCA"), as amended, 42 U.S.C. ss.ss.6901 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.ss.1801 et seq., the Federal Mine Safety and Health Act of 1977, as amended, 30 U.S.C. ss. 801 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. ss.ss. 651 et seq., and any other state, federal or local law, regulation, rule, ordinance or order, currently in existence, which govern:

               (a) the existence, cleanup and/or remedy of contamination on property;

               (b) the emission or discharge of Hazardous Substances into the environment;

               (c)    the control of Hazardous Wastes; or

               (d)    the  use,  generation,   transport,   treatment,  storage,
                      disposal, removal or recovery of Hazardous Substances, including building materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "GAAP" means generally accepted accounting principles.

        "Governmental or Regulatory Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

        "Hazardous Substances" means (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, Environmental Laws; and (b) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

        "Hazardous Wastes" means hazardous wastes as defined by RCA and the regulations thereunder.

        "Indemnified Party" has the meaning specified in Section 7.4.

        "Intangible Property" means all intellectual property rights used or held for use in the conduct of the business of the Company (including the Company's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the business of the Company or its assets or properties, including but not limited to advertiser lists and all related databases, patents and applications therefor, know-how, trade secrets, secret formulas, business and marketing plans, computer software (including source codes to the extent the Company has rights therein) and related documentation, copyrights and applications therefor, trademarks and applications therefor, trade names, service marks and all names and slogans used by the Company in connection with its business and licenses relating thereto.

        "Indemnifying Party" has the meaning specified in Section 7.4.

        "Interim  Financial Statements"  has  the meaning  specified in  Section
2.9(b)

        "IRS" means the Internal Revenue Service.

        "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

        "Liabilities" has the meaning specified in Section 2.10.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than (i) materialmen's, mechanics', repairmen's or other like liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of sale, forfeiture or loss of any part of the Assets and shall have been disclosed to Purchase hereunder, or (ii) any lien arising as a result of any act or omission of the Purchaser.

        "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, properties, business, operations, income or condition (financial or otherwise) of such Person or (ii) the ability of such Person to perform its obligations under this Agreement.

        "Material Contracts" has the meaning specified in Section 2.14.

        "1996 Financial Statements" has the meaning specified in Section 2.9(a)

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

        "Permits" has the meaning specified in Section 2.26.

        "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

        "Petroleum Products" means petroleum, gasoline, oil, fuel oil, diesel fuel, and petroleum solvents.

        "Plan" means any written or unwritten plan, fund, program, understanding, policy, arrangement, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether formal or informal, whether for the benefit of a single individual or more than one individual whether or not subject to ERISA, which is in the nature of (a) an employee pension benefit plan (as defined in ERISA ss. 3(2)), (b) an employee welfare benefit plan (as defined in ERISA ss. 3(1)) or (c) an incentive, deferred compensation, bonus, executive or other benefit or compensatory arrangement for employees, former employees, independent contractors, former independent contractors or their dependents or their beneficiaries.

        "Purchase Price" has the meaning specified in Section 1.2.

        "Purchaser" has the meaning specified in the first paragraph of this Agreement.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, dumping or disposing into the environment, whether intentional or unintentional.

        "Required Consent" means any approval or consent of any Person to the transactions contemplated by this Agreement required under (a) any Material Contract, as set forth on Schedule 2.14 under the heading "Required Consents/Contracts," (b) any right or interest of the Company relating to Tangible Property, as set forth on Schedule 2.21 under the heading "Required Consents/Intangible Property," (b) any right or interest of the Company relating to Intangible Property, as set forth on Schedule 2.22 under the heading "Required Consents/Intangible Property," or (d) any Permit, as set forth on
Schedule 2.25 under the heading "Required Consents/Permits."

        "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability.

        "Transfer Taxes" has the meaning specified in Section 6.3

        "Treatment" and "Storage" mean treatment and storage as defined by RCA and the regulations thereunder.

        9.2 Expenses. Each of the parties hereto shall pay his own expenses (including, without limitation, attorney's and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

        9.3 Further Assurances. At any time and from time to time after the Closing Date at the request of the Purchaser, and without further consideration, the Company will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign the Shares to the Purchaser and to assist the Purchaser in exercising all rights with respect thereto. The parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

        9.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter or sent by prepaid air courier or (b) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this
Section 9.4):

               If to the Company:

               United States Lead Testing & Removal Service, Inc.
                             10 Townsend Square
                             Oyster Bay, New York 11771
                             Attention: Mark Mitchell

               With a copy to:

                             Jeffrey D. Grant & Associates
                             900 East Boston Post Road
                             Mamaroneck, New York  10543-4141

               If to the Purchaser:

                             NMC Corp.
                             477 Madison Avenue
                             New York, New York  10022

               With a copy to:

                             Lane & Mittendorf, LLP
                             320 Park Avenue
                             New York, New York  10022
                             Attention:  Martin C. Licht, Esq.

               If to the Company Stockholders:

                             Mark Mitchell
                             10 Townsend Square
                             Oyster Bay, New York  11771

                             Christopher Cortese
                             10 Townsend Square

                             Oyster Bay, New York  11771

                             Joseph Casha
                             10 Townsend Square
                             Oyster Bay, New York  11771

        9.5 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser and the Company, except as may be required by applicable law.

        9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

        9.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.


        9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

        9.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

        9.10 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

        9.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        9.12 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and

Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

        9.13 Effect of Disclosure on Schedules. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

        9.14 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

        9.15 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                 THE PURCHASER:

                                 NMC CORPORATION


                                            By:    /s/ Marvin E. Greenfield
                                                   Name: Marvin E. Greenfield
                                                   Title: President



                                  THE COMPANY:

                                            UNITED STATES LEAD TESTING &
                                            REMOVAL SERVICE, INC.


                                            By:    /s/ Mark Mitchell
                                                   Name: Mark Mitchell
                                                   Title: President/CEO


                                 As to Article 7



                                                   /s/ Mark Mitchell
                                                   Mark Mitchell



                                                   /s/ Joseph Casha
                                                   Joseph Casha



                                                   /s/ Christopher Cortese
                                                   Christopher Cortese

                                    SCHEDULES



Schedule 2.3 - Stock Ownership List                        Intentionally Omitted
Schedule 2.16a - Outstanding Shareholder, Officer,         Intentionally Omitted
               Director Loans to Company
Schedule 5.1H - Employment Agreements                      Intentionally Omitted
Section 2.18a - Present officers, Directors and            Intentionally Omitted
               Employees Salaries Deferred
Section 2.26 - Federal & State Licenses, Permits,          Intentionally Omitted
               Registrations and Any Required Consents
Section 2.9B - Audited Financial Statements 1994 & 1995    Intentionally Omitted
               Interim Financial Statements
               January 1, 1996 - June 30, 1996
Section 2.4 - Outstanding Stock Options, Warrants,         Intentionally Omitted
               Calls, Commitments, Etc.
Section 2.14 - Stockholder Agreements, Registration        Intentionally Omitted
                Rights & Waivers
Section 2.14A - Franchise Agreements                       Intentionally Omitted




                 The above Schedules are available from the Company upon request

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

               AMENDMENT DATED September 12, 1997 TO THE STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of June 30, 1997, by and among INTERNATIONAL MADISON HOLDINGS CORP. F/K/A NMC CORP., a Delaware corporation having an address at 477 Madison Avenue, New York, NY 10022 (the "Purchaser") and UNITED STATES LEAD TESTING & REMOVAL SERVICE, INC., a New York corporation having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771 (the "Company") and with respect to Article 7, JOSEPH CASHA having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771; MARK MITCHELL having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771 and CHRISTOPHER CORTESE having an address at 10 Townsend Square, Oyster Bay, New York, NY 11771.

               WHEREAS, the parties desire to amend the Agreement; and

               WHEREAS, the capitalized terms used herein which are otherwise not defined shall have the meanings set forth in the Agreement;

               NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Purchaser and the Company hereby agree as follows:

1. Section 1.2 of the Agreement is hereby deleted and amended to read as follows:


        Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be $2,000,000, of which $500,000 has been paid and the balance of which shall be payable as follows: $400,000 as soon as practicable, $600,000 within three months of the Closing Date and $500,000 within six months of the Closing Date.

2. Section 6.6 of the Agreement is hereby deleted and amended to read as follows:

        Option. The Purchaser shall grant options to purchase shares of the Purchaser's common stock, .06-2/3 par value (the "Purchaser's Common Stock") to each of the stockholders of record of the Company on July 24 1997. The number of Options granted to the stockholders of the Company shall be equal to 15% of the number of shares of Purchaser's Common Stock issued and outstanding immediately after the closing of the private offering of the Purchaser's securities pursuant to the letter of intent dated August 22, 1997 between the Purchaser and Dirks & Company Inc. (the "Dirks Offering"). Each stockholder of the Company shall be issued the number of Options equal to aggregate number of Options to be issued multiplied by a fraction the numerator of which is the number of shares of Common Stock held by such stockholder and the denominator of which is the number of shares of Common Stock outstanding immediately preceding the Closing of the Stock Purchase Agreement. The Options shall be exercisable at a purchase price equal to 110% of the closing bid price of the Purchaser's Common Stock on the date of the final closing of the Dirks Offering for a period of ten years from the date hereof.

        The Options shall be exercisable one-third (1/3) commencing after the close of the fiscal year ended in 1999, an additional one-third (1/3) commencing after the close of the fiscal year ended in 2000, and the balance commencing after the close of the fiscal year ended in 2001, provided that the Company achieves the pre-tax income as outlined in the tables below.

Fiscal Year                  Number of Options                   Pre-Tax  Income
        1999                        One-Third                        20,000,000
        2000                        One-Third                        42,000,000
        2001                        One-Third                        55,000,000

                                       or
                                                                     Cumulative
Fiscal Year                  Number of Options                    Pre-Tax Income
   2000                      Two-Thirds of Options                 62,000,000(1)
                           less the number of Options
                         that are exercisable after 1999

   2001                      100% of Options                      117,000,000(2)
                           less the number of Options
                             previously exercisable.

        (1) Represents the pre-tax income in 1999 and 2000 (2) Represents the pre-tax income in 1999 through 2001

         The Purchaser agrees to adopt an Incentive Stock Option Plan as soon as practicable after the Closing Date. The Options to be granted to each of Mark Mitchell, Joseph Casha and Christopher Cortese, as stockholders of the Company, shall be incentive stock options to the extent permitted under applicable law.

3. Section 5.1(a) and Section 5.2(a) are hereby deleted.

4. The following section is added as Section 6.8:

        Section 6.8   Bonus

        The Purchaser shall enter into an agreement with each of Mark Mitchell, Joseph Casha and Christopher Cortese which shall provide that each of Mr. Mitchell, Mr. Casha and Mr. Cortese shall be entitled to a annual bonus equal to 5% of the Company's pre-tax income, provided that the Company's pre-tax income is equal to at least $10,000,000 in any fiscal year of the Company from the date hereof through a period of one year after the termination of their employment by the Company. The bonus to such individual shall terminate upon the death or disability of such individual.

5. The following paragraph is hereby added as Section 6.9:

        Section 6.9   Anti-Dilution

        On the Closing Date, the Company shall issue to the Purchaser 21,024,004 shares of Common Stock. The Purchaser acknowledges that the Company intends to redeem 800,000 shares of Common Stock and warrants to purchase 3,000,000 shares of Common Stock after the Closing. The Purchaser agrees to transfer 3,200,000 shares of Common Stock to the Company after the Closing in the event that the Company redeems such 800,000 shares of Common Stock. The Company agrees to issue additional shares (the "Additional Shares") of Common Stock to the Purchaser upon the exercise of options or warrants which are outstanding on the Closing Date. The number of Additional Shares shall be equal to four times the number of shares of Common Stock issued by the Company upon the exercise of such options or warrants, to the extent that the number of shares of Common Stock underlying such options and warrants have not been previously included in the calculation of the number of shares of Common Stock issuable to the Purchaser on the Closing Date.

6. Except as otherwise provide herein the Agreement is unmodified and in full force and effect.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    THE PURCHASER:

                      INTERNATIONAL MADISON HOLDINGS CORP.


                                    By:     /s/ Marvin E. Greenfield
                                            Name: Marvin E. Greenfield
                                            Title:   President


                                    THE COMPANY:

                      UNITED STATES LEAD TESTING & REMOVAL
                                  SERVICE, INC.


                                    By:      /s/ Christopher J. Cortese
                                            Name:  Christopher J. Cortese
                                            Title:    Chief Financial Officer

                                    As to Article 7


                                /s/ Mark Mitchell
                                  Mark Mitchell


                                /s/ Joseph Casha
                                  Joseph Casha


                                             /s/ Christopher Cortese
                               Christopher Cortese